                                                                      Exhibit 99

                        [PEAK TECHNOLOGIES LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT:

Nicholas R. H. Toms                       Edward A. Stevens
Chairman and CEO                          Executive Vice President and CFO
The Peak Technologies Group, Inc.         The Peak Technologies Group, Inc.
(212) 832-2700                            (410) 312-6002

Michael Hickey                            Desmond Towey
Investor Relations                        Bernadette McLaughlin
The Peak Technologies Group, Inc.         Desmond Towey and Associates
(410) 312-6033                            (212) 888-7600

                 PEAK TECHNOLOGIES ENTERS INTO MERGER AGREEMENT
                         WITH MOORE CORPORATION LIMITED

New York, NY - April 23, 1997 - The Peak Technologies Group, Inc. (NASDAQ:PEAK) announced today that it has entered into a definitive agreement with Moore Corporation Limited (TSE, ME, NYSE:MCL) to merge in an all cash transaction valued at approximately $210 million. Moore Corporation, through an indirect wholly-owned subsidiary, will commence an all cash tender offer for all the outstanding shares of Peak stock at a price of $18 per share.

Nicholas Toms, Peak's Chairman and CEO stated, "We are pleased to join Moore's team and look forward to serving our mutual customers worldwide. I am confident that our combined expertise will result in providing customers with superior data capture and labeling solutions, better and faster than anyone else in the industry."

Reto Braun, Moore's Chairman and CEO said, "This acquisition moves Moore another step forward in our strategy to increase the percentage of our revenues coming from the technology segments of our business, which generate higher margin and growth. Peak complements Moore's position as the global leader in label systems and brings to Moore the leading edge technologies in the bar code based data capture systems as well as a strong track record in capturing increased market share."

Moore Corporation is the leading global partner helping companies communicate through print and digital technologies. As the leading supplier of document formatted information, print outsourcing and data-based marketing, Moore designs, manufacturers and delivers business communications products, services and solutions to customers. Founded in 1882,

Moore has approximately 19,000 employees and over 100 manufacturing facilities serving customers in 47 countries. Sales in 1996 were $2.5 billion.

Howard Cohen, Peak's President and Chief Operating Officer said, "The combined company will enhance Peak's growth through customer synergies and an expanded global presence in the business solutions market."

The offer is conditioned upon, among other things, the tendering of at least a majority of the outstanding Peak shares and the expiration of governmental waiting periods related to acquisitions.

The Peak Technologies Group, Inc. is the dominant integrator of data capture, printing and service solutions around the globe. Offering its customers Peak's software and professional services along with "best of breed" hardware from the leading manufacturers, Peak operates from 110 locations worldwide, 80 of which are in the United States and Canada and 30 of which are in Europe.